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                                                                    EXHIBIT 5.1


                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                               November 21, 2001





D.R. Horton, Inc.
1901 Ascension Blvd., Suite 100
Arlington, Texas 76006

Ladies and Gentlemen:

         We have acted as special counsel for D.R. Horton, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 26,526,835 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") for issuance by the Company in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 22, 2001 and amended as of November 8, 2001 (the "Merger Agreement"), between the Company and Schuler Homes, Inc., a Delaware corporation ("Schuler"), and pursuant to a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") (all of such shares of Common Stock are herein collectively referred to as the "Shares").

         In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

         For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

         (1) The Certificate of Incorporation of the Company, as amended to date;

         (2)      The Bylaws of the Company, as amended to date;

         (3) Minutes of meetings (or written consents in lieu thereof) of the Company's Board of Directors and Executive Committee at which action was taken with


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D.R. Horton, Inc.
November 21, 2001
Page 2


                  respect to the transactions covered by this opinion and minutes of other corporate proceedings;

         (4)      The Merger Agreement; and

         (5) Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.

         On the basis of the foregoing examination, and in reliance thereon, subject to the assumptions stated above, we are of the opinion that the Shares when issued and delivered to the holders of common stock, par value $.001 per share, of Schuler in accordance with the terms of the Merger Agreement will be validly issued, fully paid and nonassessable.

         This opinion is limited to the present corporate laws of the State of Delaware, the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof. This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,


                                             /S/ GIBSON, DUNN & CRUTCHER LLP


IFS/SPE/RWB/AR